Exhibit 10.1

EXECUTION VERSION

AMENDMENT AND COMMITMENT INCREASE AGREEMENT

AMENDMENT AND COMMITMENT INCREASE AGREEMENT dated as of

October 30, 2020 (this "Agreement") among ORCC II FINANCING II LLC (the "Borrower"), NATIXIS, NEW YORK BRANCH, in its capacity as Administrative Agent (the "Administrative Agent"), STATE STREET BANK AND TRUST COMPANY, in its capacity as collateral agent, collateral administrator and custodian (the "Collateral Agent", "Collateral Administrator" and "Custodian" respectively), CORTLAND CAPITAL MARKET SERVICES LLC, in its capacity as document custodian (the "Document Custodian") and the LENDERS executing this Agreement on the signature pages hereto.

The Borrower, the Lenders party thereto, the Administrative Agent, the Document Custodian, the Collateral Agent, Collateral Administrator and Custodian, are parties to a Credit Agreement dated as of April 14, 2020 (as may be amended, modified and supplemented and in effect from time to time, the "Credit Agreement").

The Borrower, the Services Provider and the Lenders party hereto wish now to amend the Credit Agreement in order to provide for an increase of the Total Term Commitment by $125,000,000 and to make certain other changes as set forth herein, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein. This Agreement shall constitute a Loan Document  for all purposes of the  Credit Agreement and the  other Loan Documents.

Section 2. Amendments and Increased Commitments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended (and each other applicable Loan Document shall be deemed to be amended) in order to effectuate the relevant amendments and increased Total Term Commitment as follows:

2.1.References in the Credit Agreement to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be references to the Credit Agreement as amended hereby.

2.2.The definition of ""Affiliate" or "Affiliated"" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person who, directly or indirectly, whether by voting control, contract, or otherwise, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee of (i) such Person, (ii) any subsidiary or parent company of such Person or (iii) any Person described in clause (a) above; provided that, solely for purposes of the definitions of “Collateral Loan” and “Concentration Limitations”, the term “Affiliate” as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect

NYO1: 2000726425.9

ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

2.3.The definition of "Applicable Margin" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

"Applicable Margin" means (i) with respect to Revolving Loans, 2.75% per annum and (ii) with respect to Term Loans, (A) during the Reinvestment Period, 2.45% per annum and (B) after the Reinvestment Period, 2.70% per annum.

2.4.The following definition of "Approved Fund" is added to Section 1.1 of the Credit Agreement:

"Approved Fund" means (a) any fund, insurance company or entity that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) an entity or an Affiliate of any entity that administers or manages a Lender, or (iv) a cedant that has entered into a reinsurance relationship with a Lender or any Affiliate thereof and (b) any fund, insurance company or entity that is a beneficiary under a trust agreement whose investment advisor or asset manager (or any Affiliate of any of the foregoing) is the investment advisor or asset manager of a Lender or an Affiliate of a Lender.

2.5.The definition of "Initial Rating" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

"Initial Rating" means the rating given to the Loans by S&P as of the Closing Date or the Amendment Date, as applicable.

2.6.The definition of "Revolving Commitment" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

"Revolving Commitment" means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans to the Borrower during the Commitment Period in the amount set forth under the column "Revolving Commitment Amount" on Schedule G hereto, as such amount may be terminated or reduced (including pursuant to Section 2.7) in accordance with the terms of this Agreement.

2.7.The definition of "Term Commitment" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

"Term Commitment" means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower during the Term Loan Commitment Period in the  amount set  forth under  the column  "Term Commitment Amount" on Schedule G hereto.

2.8.The definition of "Term Lender" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

"Term Lender" means a Lender that holds any Term Loan, including any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of a Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.7(b) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of its Term Loans.

2.9.The definition  of "Total Capitalization"  in  Section  1.1 of the  Credit Agreement is deleted and replaced in its entirety with the following definition:

"Total Capitalization" means, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), plus (b) the Recovery Value of the Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments, plus (d) the amount, if any, by which the Total Term Commitment exceeds the aggregate outstanding principal amount of the Term Loans plus (e) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds.

2.10.The definition of "Total Term Commitment" in Section 1.1 of the Credit Agreement is deleted and replaced in its entirety with the following definition:

"Total Term Commitment" means, as of any date of determination, the aggregate amount of the Term Commitments on such date, which as of (i) the Closing Date was $0 and (ii) the Amendment Date is $125,000,000.

2.11.Section 2.1(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

(b) each Term Lender severally agrees to make a loan to the Borrower (each, a "Term Loan") on any Business Day during the Term Loan Commitment Period, in each case in the principal amount of such Term Lender’s Term Commitment; provided that such Term Loan shall not exceed the Total Term Commitment at such time.

2.12.Section 2.2(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

(a) If the Borrower desires to request a Borrowing it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a "Notice of Borrowing"), which Notice of Borrowing shall promptly be sent by the Administrative Agent (i) to each Revolving Lender not later than 2:00 p.m. (New York City time) at least one Business Day prior to the day of the requested Borrowing and (ii) to each Term Lender not later than 2:00 p.m. (New York City time) at least three Business Days prior to the day of the requested Borrowing.

2.13.Section 2.2(d) of the Credit Agreement is deleted in its entirety and replaced with the following:

(d) Each Notice of Borrowing with respect to Revolving Loans shall be revocable by the Borrower only if notice of such revocation is given to the Revolving Lenders and the Administrative Agent (with a copy to the Collateral Agent) no later than 2:00 p.m. (New York City time) on the date that is one Business Day before the date of the related Borrowing. Notices of Borrowing with respect to Revolving Loans shall otherwise be irrevocable. Notices of Borrowing with respect to Term Loans are irrevocable.

2.14.References to "Revolving Loan" and "Revolving Lender" in Sections 2.2(e) and (f) are deleted and replaced with "Loan" and "Lender", respectively.

2.15.The cross reference to Section 11.5(b)(y) in Section 2.6(a) of the Credit Agreement is deleted and replaced with Section 11.5(b)(ii)(y).

with "0.50%".

2.16.
The reference to "0.60%" in Section 2.6(a)(iii) is deleted and replaced with "0.75%".

2.17.
The reference to "0.90%" in Section 2.6(a)(iv) is deleted and replaced

2.18.Section 2.7(a)(i) of the Credit Agreement is deleted in its entirety and replaced with the following:

(a)(i) Reduction and Termination. The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Commitment Period. Upon the earlier to occur of (x) the funding of the Term Loans as set forth in Section 2.1(b) and (y) the end of the Term Loan Commitment Period, the amount of the Total Term Commitment shall be reduced to zero. For the avoidance of doubt, no Term Lender shall have an obligation to make a Term Loan after the Term Loan Commitment Period ends.

2.19.The reference to "Revolving Loan" in the first paragraph of Section 3.3 is deleted and replaced with "Loan".

2.20.	Section 3.3(b) is deleted and replaced in its entirety with the following:

(b) immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis such Borrowing shall not be permitted), (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Commitment as in effect on such Borrowing Date, (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the Total Term Commitment as in effect on such Borrowing Date and (iii) the Senior Advance Rate Test shall be satisfied;

2.21.The second parenthetical of Section 7.6 of the Credit Agreement is deleted in its entirety and replaced with the following:

(including reasonable and documented fees of counsel and disbursements)

2.22.Sub-clause (6) of Section 12.5(a)(i) of the Credit Agreement is deleted in its entirety and replaced with the following:

(6) Lenders, alter the terms of Section 2.6, Section 2.7, Section 2.10, Section 6.4, Section 9.1, this Section 12.5 or Section 12.16 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

Agreement:

2.23.
The following clause is added as Section 12.5(a)(vi) of the Credit

(vi) to the extent that a material Default or Event of Default has occurred and is continuing, any waiver of the occurrence and continuance of such Default or Event of Default shall be effective only with the written consent of the Majority Lenders and the Initial Assignee Term Lenders.

2.24.The second parenthetical of Section 12.6(c)(i) of the Credit Agreement is deleted in its entirety and replaced with the following:

(provided that such consent will not be required for an assignment to any existing Lender or Affiliate or an Approved Fund of a Lender or any assignment during the existence of an Event of Default or with respect to any assignment from a CP Lender to any other CP Lender that is an affiliate or under common program management with the assigning CP Lender)

2.25.Sub-clauses (i), (iii) and (v) of Section 12.16(a) of the Credit Agreement are deleted in their entirety and replaced with the following:

(i) to the Lenders’ and Agents’ counsel, accountants and other professional advisors (including auditors, actuaries, and consultants) (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);

(iii) in response to a subpoena or order of a court or governmental agency or regulatory authority (including bank and insurance examiners);

(v) as required by law or legal process, GAAP or applicable regulation (including to a banking, insurance or other regulatory entity in connection with ordinary course regulatory examinations);

2.26.Schedule G of the Credit Agreement is deleted in its entirety and replaced with Schedule 1 attached hereto. The information set forth in Schedule 1 hereto with respect to Bleachers Finance 1 Limited acting as a Revolving Lender and Natixis, New York Branch and Versailles Assets LLC acting as Term Lenders shall reflect all applicable information with respect to such Lenders in their entirety. Pursuant to this Agreement, Bleachers Finance 1 Limited, Natixis, New  York  Branch and Versailles  Assets LLC shall  hereinafter constitute

Lenders under the Credit Agreement, shall have all rights and obligations of Lenders thereunder and shall be bound by the provisions thereof.

2.27.Schedule 1 to Exhibit C of the Credit Agreement is deleted in its entirety and replaced with Schedule 2 attached hereto.

2.28.The following new definitions, as set forth below, are added to Section 1.1 of the Credit Agreement in alphabetical order:

"Amendment Date" means October 30, 2020.

"Initial Assignee Term Lenders" means the initial assignees of the Term Loans pursuant to Assignment and Assumption Agreements, dated on or about November 3, 2020, between the initial assignees and Natixis, New York Branch, as assignor (and shall also include any assignee of any such initial assignee that is an Affiliate or Approved Fund of such initial assignee).

"Term Loan Commitment Period" means the period from the Amendment Date to and including November 30, 2020.

Section 3. Representations and Warranties.

(a)The Borrower represents and warrants that (i) its representations and warranties set forth in Article IV of the Credit Agreement, and in each of the other Loan Documents, are true and correct in all material respects (or if such representation and warranty is already qualified by the words "material", "materially" or "Material Adverse Effect", then such representation and warranty shall be true and correct in all respects) on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words "material", "materially" or "Material Adverse Effect", then such representation and warranty shall be true and correct in all respects) as of such specific date), and as if each reference in said Article IV to "this Agreement" included reference to this Agreement (it being agreed that it shall be deemed to be an Event of Default under the Credit Agreement if any of the foregoing representations and warranties shall prove to have been incorrect in any material respect when made), (ii) no Default or Event of Default has occurred and is continuing and (iii) after giving effect to the payment of all fees, costs and expenses pursuant to Section 4(b) hereof, each of the Coverage Tests, each of the Collateral Quality Tests, the Concentration Limitations and the Senior Advance Rate Test is satisfied.

(b)The Services Provider represents and warrants that (i) its representations and warranties set forth in Section 4 of the Corporate Services Agreement and each of the other Loan Documents to which it is a party, are true and correct in all material respects (or if such representation and warranty is already qualified by the words "material", "materially" or "Material Adverse Effect", then such representation and warranty shall be true and correct in all respects) on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words "material", "materially" or "Material Adverse Effect", then such representation and warranty shall be true and correct in all respects) as of such specific date) and as if each reference in said Section 4 to "this Agreement" included reference to this Agreement (it being agreed that it shall be deemed to be an Event of Default under the Corporate Services Agreement if any of the foregoing representations and warranties shall prove to have been incorrect in any material respect when made), (ii) no Default or Event of Default has occurred and is continuing and (iii) after giving effect to the payment of all fees, costs and expenses pursuant to Section 4(b) hereof, each of the Coverage Tests, each of the Collateral Quality Tests, the Concentration Limitations and the Senior Advance Rate Test is satisfied.

(c)Each of the Borrower and the Services Provider represents and warrants that this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions:

(a)Execution. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Services Provider, the Administrative Agent, the Document Custodian, the Collateral Agent, Collateral Administrator and Custodian and the Lenders.

(b)Fees. The Borrower shall have paid (i) a fee to Natixis Securities Americas LLC pursuant to the letter agreement, dated as of September 25, 2019 (as amended, supplemented or otherwise modified from time to time), among Natixis Securities Americas LLC and Owl Rock Capital Corporation II (the "Engagement Letter") and (ii) all other reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including reasonable and documented fees and expenses of outside counsel to the Agents) incurred in connection with this Agreement.

(c)Rating Letter. The Agents shall have received a letter from S&P addressed to the Borrower confirming that the Term Loans are rated at least "AA(sf)".

(d)Officer's Certificate from the Borrower and the Services Provider. The Administrative Agent shall have received from an Authorized Officer of the Borrower and the Services Provider a certificate: (i) to the effect that, as of the date hereof (A) all representations and warranties of the Borrower and the Services Provider set forth in the Credit Agreement and each of the other Loan Documents, as applicable, are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and (B) no Default or Event of Default has occurred and is continuing on the part of the Borrower or the Services Provider, as applicable; (ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving this Agreement, the amended and restated Retention Letter and the transactions contemplated thereby, the increased Commitments and any other matters related thereto; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; and

(iii) confirming that each of the Coverage Tests, Concentration Limitations, Collateral Quality Tests and the Senior Advance Rate Test is in compliance both immediately before and after giving effect to this Agreement.

(e)Retention Letter. The Administrative Agent, each Affected Lender and the Borrower shall have received an amended and restated Retention Letter from the Retention Provider.

(f)Legal Opinion. The Administrative Agent shall have received a legal opinion (addressed to each of the Secured Parties and S&P) from New York and Delaware counsel to the Borrower, dated the date hereof, substantially in the form of the legal opinions delivered at the Closing Date, each with additions or deletions reflecting the increase of the Total Term Commitment.

(g)Additional Documents. The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Total Term Commitment.

Section 5. Confirmation of Collateral. The Borrower (a) confirms its obligations with respect to the Collateral, (b) confirms that its obligations under the Credit Agreement as amended hereby are entitled to the benefits of the pledges set forth in the Loan Documents, (c) confirms that its obligations under the Credit Agreement as amended hereby constitute "Obligations" (as defined in the Credit Agreement) that are secured by the Collateral thereunder,

(d) agrees that the Credit Agreement as amended hereby is the Credit Agreement under and for all purposes of the Loan Documents and (e) each of the Loan Documents remains in full force and effect and is its binding and enforceable obligation. Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect, and such Obligations shall continue to be entitled to the benefits of the Grant set forth in the Credit Agreement.

Section 6. Direction of Custodian, Collateral Administrator, Collateral Agent and Document Custodian. By executing this Agreement, each of the Borrower, the Services Provider and the Lenders hereby consents to the terms of this Agreement and directs the Custodian, Collateral Administrator, Collateral Agent and Document Custodian to execute and deliver this Agreement and the related amended and restated Retention Letter, and acknowledges and agrees that the Custodian, Collateral Administrator, Collateral Agent and Document Custodian shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Custodian, Collateral Administrator, Collateral Agent and Document Custodian and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Custodian, Collateral Administrator, Collateral Agent or Document Custodian, respectively.

Section 7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. Miscellaneous. Except as herein provided, the Credit Agreement and each other Loan Document shall remain unchanged and in full force and effect. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement may be executed and delivered in counterparts (including by e-mail (.pdf) or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. Any signature (including, without limitation, any facsimile or electronic transmission, including .pdf file, .jpeg file or electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Agent (including any symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record)) hereto or to any other certificate, agreement or document related to the transactions contemplated by this Agreement, and any contract formation or record-keeping, in each case, through electronic means, including, without limitation, through e-mail or portable document format, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. Each party hereto represents and warrants to the other parties hereto that (i) it has the corporate or other applicable entity capacity and authority to execute this Agreement (and any other documents to be delivered in connection therewith) through electronic means, (ii) any electronic signatures of such party appearing on this Agreement (or such other documents) shall be treated in the  same  way as  handwritten signatures for  the  purposes  of  validity,  enforceability and admissibility of this Agreement (or any such other document) and (iii) the execution of this Agreement (or any such other document) by such party through such electronic means is not restricted by, and does not contravene, such party’s constitutive documents or applicable law. Any document electronically signed in a manner consistent with the foregoing provisions shall be valid so long as it is delivered by an Authorized Officer of the executing Person or by any person reasonably understood to be acting on behalf of such Person. THIS AGREEMENT AND ANY RIGHT, REMEDY, OBLIGATION, CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. In

accordance with Section 12.5 of the Credit Agreement, the Borrower will, promptly following execution hereof, provide a copy of this Agreement to each Lender, the Administrative Agent, the Collateral Agent and S&P. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY. Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non- exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ORCC II FINANCING II LLC,

as Borrower

By:

Name: Title:

Amendment and Commitment Increase Agreement

SCHEDULE 1

Lender Commitment Amounts

Revolving Lender	Revolving Commitment Amount	Percentage Share	Lending Office
Bleachers Finance 1 Limited	$200,000,000	100%	Bleachers Finance 1 Limited c/o 20 Gates Management, as Bleachers Manager 30 Irving Place, 2nd Floor New York, NY 10003

Term Lender	Term Commitment Amount	Percentage Share	Lending Office
Natixis, New York Branch	$65,000,000	52%	Natixis, New York Branch 1251 Avenue of the Americas, 4th Floor New York, New York 10020
Versailles Assets LLC	$60,000,000	48%

Versailles Assets LLC

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120 Melville, New York 11747

With a copy to:

Versailles Assets LLC

c/o Natixis, New York Branch 1251 Avenue of the Americas, 4th Floor

New York, NY 10020

SCHEDULE 2

Schedule I to Assignment and Assumption Agreement

Name of Assignor:

Name and address of Assignee:

Effective Date of Assignment:

[Principal Amount of Revolving Loans Assigned: $

_]1

[Percentage of Revolving Loans Assigned:

%]2

[Principal Amount of Undrawn Commitment Assigned: $]3

[Percentage of Undrawn Commitment Assigned:

%]4

[Principal Amount of Term Loans Assigned: $]5

[Percentage of Term Loans Assigned:

%]6

[Principal Amount of Term Commitment Assigned: $]7

[Percentage of Term Commitment Assigned:

%]8

U.S. Tax Compliance Certificate and applicable withholding forms (select one):

□	Attached
□	Previously provided

1 Insert for assignment of funded Revolving Loans. 2 Insert for assignment of funded Revolving Loans. 3 Insert for assignment of Undrawn Commitment.

4 Insert for assignment of Undrawn Commitment.

5 Insert for assignment of funded Term Loans.

6 Insert for assignment of funded Term Loans.

7 Insert for assignment of unfunded Term Loans.

8 Insert for assignment of unfunded Term Loans.